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                                   EXHIBIT 5.1
                   LEGAL OPINION OF DAVIS WRIGHT TREMAINE LLP


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MICHAEL MCARTHUR-PHILLIPS      SUITE 2300                     TEL (503) 241-2300
Direct (503) 778-5214          1300 SW FIFTH AVENUE           FAX (503) 778-5299
Mcp@dwt.com                    PORTLAND, OR  97201-5682       www.dwt.com


July 15, 2002

Computerized Thermal Imaging, Inc.
Two Centerpointe Dr., Suite 450
Lake Oswego, OR  97035

Re:      Computerized Thermal Imaging, Inc. 401(k) Retirement Plan Restatement
         2001

         Dear Ladies and Gentlemen:

We have acted as counsel to Computerized Thermal Imaging, Inc., a Nevada corporation (the "Corporation"), in connection with its Registration Statement on Form S-8 (the "Registration Statement"). Capitalized terms used herein that are not otherwise defined have the meanings ascribed thereto as set forth in the Registration Statement and the exhibits thereto.

We have examined such documents, papers, statutes and authorities as we have deemed necessary to form a basis for the opinions hereinafter expressed. We have assumed the genuineness of all signatures, the authenticity of documents, certificates and records submitted to us as originals, the conformity to the originals of all documents, certificates and records submitted to us as copies, the legal capacity of all natural persons executing documents, certificates and records, and the completeness and accuracy as of the date of this opinion letter of the information contained in such documents, certificates and records.

Based upon the foregoing, we are of the opinion that:

         1. The Corporation is duly formed and validly existing under the laws of the State of Nevada.

         2. The Plan and the Shares have been duly authorized and, when appropriate, certificates have been duly executed by the proper officers of the Corporation, the Shares will be validly issued, fully paid and nonassessable.


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This opinion is limited to the laws of the State of Nevada and the federal laws of the United States of the type typically applicable to transactions contemplated by the Registration Statement. We express no opinion with respect to the laws of any other country, state or jurisdiction.

This opinion letter is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. This letter speaks only as of the date hereof and is limited to present statutes, regulations and administrative and judicial interpretations. We undertake no responsibility to update or supplement this letter after the date hereof.

We consent to being named in the Registration Statement as counsel who are passing upon the validity of the shares of common stock to be issued pursuant to the Registration Statement. Subject to the foregoing, this opinion letter may be relied upon by you only in connection with the Offering and may not be used or relied upon by you for any other purpose or by any other person for any purpose whatsoever without, in each instance, our prior written consent.


Sincerely,

Davis Wright Tremaine LLP

/s/ Davis Wright Tremaine LLP
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